Exhibit 15.7

May 11, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RYB Education, Inc. (the “Company”) and, under the date of May 14, 2021, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2020. On December 10, 2021, we were dismissed. We have read the Company’s statements included in Item 16F of its Form 20-F dated May 11, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that:

1)	the decision to replace Deloitte was not made due to any disagreements between the Company and Deloitte;
2)	during the fiscal years ended December 31, 2018 and 2019 and the subsequent interim period through November 18, 2020, there have been no (i) disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte would have caused them to make reference thereto in their report on the consolidated financial statements for such years, or (ii) reportable events as defined in Item 16F(a)(1)(v) of the instructions to Form 20-F; and
3)	the Company engaged Friedman LLP (“Friedman”) as the Company's independent registered public accounting firm effective December 10, 2021:
4)	the change of independent registered public accounting firm was approved by the audit committee of the board of directors of the Company on December 10, 2021; and
5)	neither the Company nor anyone on its behalf has consulted with Friedman regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Friedman concluded was an important factor considered by the Company in reaching a decision as to any accounting, audit, or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of the instructions to Form 20-F, or (iii) any reportable event pursuant to Item 16F(a)(1)(v) of the instructions to Form 20-F.
Very truly yours,

/s/ KPMG Huazhen LLP (“KPMG”)